150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske	20160404062-55
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 09/13/2016 9:30 AM
	Entity Number E0863102005-4

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

AMBIENT WATER CORPORATION

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Section 1. Designation of Series. The shares of such series shall be designated as the "Series B Preferred Stock" (the "Series B Preferred Stock") and the number of shares initially constituting such series shall be One (1) share, par value $10.00.

Section 2. Voting. The Series B Preferred Stock will have continuing super voting rights which will always represent no less than Fifty-one (51%) percent of all the Company's voting capital stock.

Section 3. Voting Limitation. The Series B Preferred Stock has limited voting rights in that it may only be voted for the purpose of increasing the Company's common stock capital so as to avoid any shortfall in the Company's authorized common stock capital relating to the two presently outstanding convertible promissory notes which contain a "Reservation of Shares" covenant. (See Continuation Page for 4,5)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Page 2 "Continuation"
Certificate of Designation
Paragraph 2

Section 4. Termination. At such time as the two referenced convertible promissory notes shall be discharged, the Series B Preferred Stock will be deemed cancelled and returned to the corporate treasury.

Section 5. Miscellaneous. The holders of the Series B Preferred Stock shall not be entitled to receive dividends paid on the Common Stock, nor any liquidation preference, nor any conversion rights.